UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

June 26, 2009

WILSHIRE BANCORP, INC.

(Exact name of Company as specified in its charter)

California	000-50923	20-0711133
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3200 Wilshire Boulevard, Los Angeles,
California 90010

(Address of principal executive offices) (Zip Code)

(213) 387-3200

(Company’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On June 26, 2009, Wilshire Bancorp, Inc. (the “Company”) announced that Wilshire State Bank, a wholly owned subsidiary of the Company, had entered into a definitive purchase and assumption with loss sharing agreement (the “Agreement”) with the Federal Deposit Insurance Corporation (the “FDIC”).  Pursuant to the Agreement, Wilshire State Bank assumed all of the deposits (and certain other liabilities consisting of Federal Home Loan Bank and other borrowings), and purchased substantially all of the assets of Mirae Bank, a commercial bank headquartered in Los Angeles, California.

Based upon a preliminary balance sheet as of June 26, 2009, Wilshire State Bank agreed to purchase total assets of approximately $408 million, including a loan portfolio of $342 million.  Wilshire State Bank also agreed to assume liabilities of approximately $372 million, which consist of deposits totaling approximately $296 million and other borrowings of approximately $76 million.

Pursuant to the Agreement, Wilshire State Bank is receiving a discount of approximately $36 million on the net assets and is paying a 1.1% deposit premium on the total deposits assumed, excluding brokered deposits.  Based upon a preliminary balance sheet as of June 26, 2009, it is estimated that the final deposit premium will be approximately $2.6 million.

All of the purchased loans and foreclosed real estate that are being purchased by Wilshire State Bank under the Agreement are covered by a loss sharing agreement between the FDIC and Wilshire State Bank.  Under this loss sharing agreement, the FDIC has agreed to bear 80% of loan and foreclosed real estate losses in an amount of up to $83 million and 95% of losses that exceed $83 million.  The loss sharing agreement significantly mitigates the credit loss exposure to Wilshire State Bank in connection with the purchased assets because of the 85% and 95% loss sharing by the FDIC.  Moreover, the customer base associated with the purchased loan portfolio is similar to the existing customer base of Wilshire State Bank.  Bank management believes that its familiarity with these customers will benefit Wilshire State Bank in its collection efforts, further minimizing any risk associated with the purchased loans.

Wilshire State Bank will apply the mark-to-market provisions of Statement of Financial Accounting Standard 141R to account for the purchase of assets and assumption of liabilities, including recognition of a core deposit intangible asset.  Accounting rules also require recognition of the FDIC’s estimated loss assistance, based upon the estimated market value of loans and repossessed loan collateral.

On June 26, 2009, the Company issued a news release regarding the entry by Wilshire State Bank into the Agreement with the FDIC.  A copy of this news release is attached hereto as Exhibit 99.1 and is incorporated by reference.

The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached as Exhibit 10.1 and incorporated by reference herein.

Item 2.01  Completion of Acquisition or Disposition of Assets

The information set forth under Item 1.01 “Entry into a Material Definitive Agreement” is incorporated by reference into this Item 2.01.

Item 9.01  Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

To the extent that consolidated financial statements are required by this Item, they will be filed in an amendment to this report no later than September 11, 2009.

(b)	Pro Forma Financial Information

To the extent that pro forma financial information is required by this Item, it will be filed in an amendment to this report no later than September 11, 2009.

(d)	Exhibits

10.1 Purchase and Assumption Agreement, dated June 26, 2009
99.1 Press release dated June 26, 2009

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILSHIRE BANCORP, INC.

Date: July 1, 2009	By:	/s/ Alex Ko
Alex Ko, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Purchase and Assumption Agreement, dated June 26, 2009
99.1	Press release dated June 26, 2009, issued by Wilshire Bancorp, Inc.